EXHIBIT 10.17

LOAN AGREEMENT

Agreement made this 6th day of November 2014 by and between Andrew M. Molasky, and individual whose address is 100 North City Parkway, Suite 1700, Las Vegas, Nevada 89601 (“Lender”) and LED LIGHTING COMPANY (“Company”).

Whereas the Company has requested Lender to loan fifty thousand dollars ($50,000.00) to Company (“Loan”), and Lender has agreed to do so,

Now Therefore, it is agreed by and between Lender and Company as follows:

1.

Purpose of Loan. The purpose of the Loan is to fund operations of the Company from November 1 2014 to March 1 2015.

2.

Use of Loan Proceeds. The Loan shall be placed in the general funds of the Company and used to fund operations of the Company and for no other purpose.

3.

Prepayment of principal and interest. The Company may prepay principal and/or interest at any time.

4.

Return of Principal. In the event any portion of principal has not been expended on March 1, 2015, the remaining principal shall be returned to Lender on that date.

5.

Interest. The Loan shall earn interest at ten percent (10%) per annum on a 364 day year on the unpaid principal balance from the date of the deposit of the Loan with the Company until the outstanding principal is paid in full.

6.

Accounting. The Company shall account periodically to Lender for the use of funds and if at March 1 2015 funds are returned in accordance with paragraph 4 above, the Company shall submit an accounting to Lender together with any return of funds

7.

Note. The Company and Lender shall enter into a note in the form attached hereto, effective on the date the Loan is deposited with the Company.

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

LED LIGHTING COMPANY

By: /s/ Kevin Kearney

Kevin Kearney, Chief Executive Officer

LENDER

/s/ Andrew Molasky

Andrew M. Molasky